Exhibit 10.1

Braeburn Pharmaceuticals Sprl

c/o Apple Tree Partners

51 East 12th Street, 5th Flr.

New York, NY 10003

July 2, 2013

Titan Pharmaceuticals, Inc.

400 Oyster Point Blvd., Suite 505

South San Francisco, CA 94080-1921

Reference is made to the License Agreement (the “Original License”) dated December 14, 2012 between Titan Pharmaceuticals, Inc. (“Titan”) and Braeburn Pharmaceuticals Sprl (“Braeburn”) (each a “Party” and collectively “Parties”), as amended by written agreement dated May 28, 2013 (the “First Amendment”) (together the Original License and First Amendment constitute the “Agreement”). This is to confirm our agreement as follows:

1.	Section 4.1 of the Agreement is hereby amended to add the following clause (c):

“(c) The Parties hereby establish a committee (the “CRL Response Committee”) comprised of Marc Rubin and Sunil Bhonsle (the “Titan Representatives”) and Seth Harrison, Garry Neil and a third individual to be named by Braeburn (the “Braeburn Representatives”). Notwithstanding anything to the contrary, including the provisions of Section 4.2(a), the CRL Response Committee shall be responsible for and have the authority to make all decisions regarding the development and implementation of a strategic plan for FDA approval of Probuphine for subdermal use in the maintenance treatment of adult patients with opioid dependence, including, but not limited to developing the strategy for all written and oral communications with the FDA and responding to any complete response letter (“CRL”) issued by the FDA (the “Project”). The CRL Response Committee shall operate as follows:

(i) The CRL Response Committee shall meet in person or by conference telephone call twice monthly on a regularly scheduled basis on dates mutually agreeable to all members, except that individual meetings may be cancelled where mutually agreeable to both Braeburn and Titan. Additional meetings may be called by any member with at least 48 hours’ notice (unless such notice requirement is waived by all members) at a time mutually agreeable to all members, provided that the member calling for the meeting has provided a reasonably sufficient rationale for the need for a meeting, and that the stated need for the meeting cannot be sufficiently addressed at the next regularly scheduled meeting of the CRL Response Committee or through more informal communications.

(ii) Drafts of written communications to the FDA, as well as scripts for telephonic or in-person meetings with the FDA, prepared by or on behalf of either Party shall be provided contemporaneously to all of the committee members. Any comments from the Titan Representatives and the Braeburn Representatives will be considered in good faith.

(iii) The CRL Response Committee may designate, on a case -by -case basis, one or more representatives of the Parties, including consultants or agents of Titan and Braeburn, to attend telephonic or in-person meetings with the FDA, which designee(s) shall be in addition to the Parties’ respective representatives for such meetings pursuant to Section 4.2(xii) below.

(iv) The Titan Representatives and the Braeburn Representatives shall seek to reach consensus regarding the Project after due consideration of advice from Braeburn’s regulatory advisors and other outside consultants, as appropriate. However, in the event the Parties cannot agree, the Braeburn Representatives shall have final decision-making authority regarding all Project matters considered by the CRL Response Committee.

(v) The CRL Response Committee shall be automatically disbanded upon the NDA Transfer Date.

2.	Section 4.2(a) of the Agreement is hereby amended by adding the following new clauses (xi) through (xiii):

“(xi) Notwithstanding the foregoing provisions of this Section 4.2(a), Titan shall authorize Braeburn to designate a person or persons who shall serve as the primary contact with the FDA with respect to the Project. The initial designee of Braeburn is its Head of Research and Development, Garry Neil. Braeburn shall, with the guidance of regulatory counsel, at the direction of the CRL Response Committee, determine when and how to meet with the FDA, and who should attend such meetings in order to obtain the desired outcome.

(xii) Braeburn shall provide advance notice to Titan of any scheduled meetings, and substantive discussions or other communications with the FDA regarding the Project. Each of the Parties shall be entitled to have at least one representative selected by it present at such meetings with FDA, whether in person or by conference telephone call. Notwithstanding the immediately preceding sentence, the CRL Response Committee may determine in good faith that certain interactions with the FDA can reasonably be expected to produce the best outcome without representatives of either Braeburn or Titan, or with outside consultants and without representatives of both Braeburn and Titan.

(xiii) Any written communications from the FDA to Braeburn shall be provided to Titan on the same day as receipt. Any substantive oral communications from the FDA to Braeburn shall be conveyed to Titan Representatives as soon as possible, but in no event later than 48 hours following receipt.

In all other respects, the License Agreement shall remain in full force and effect and shall be unaffected by this Amendment.

BRAEBURN PHARAMACEUTICALS SPRL

By:	/s/ Seth L. Harrison
Seth L. Harrison

Agreed:

TITAN PHARMACEUTICALS, INC.

By:	/s/ Sunil Bhonsle
Sunil Bhonsle, President